Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is entered into this 27th day of August, 2007, by and between Panattoni/Phelan-Sylmar Joint Venture, a California general partnership (“Landlord”), and ITT Educational Services, Inc., a Delaware corporation (“Tenant”), under the terms and conditions set forth herein.

Recitals:

WHEREAS, Landlord (as successor-in-interest to Panattoni/Phelan-Roxford) and Tenant entered into a Net Commercial Lease dated August 3, 1995 and amended by a First Amendment to Lease dated February 16, 1996 (“Lease”), whereby Landlord agreed to lease to Tenant and Tenant agreed to lease from Landlord all 30,000 square feet of space (the “Leased Premises”) in the building located at 12669 Encinitas Avenue, Sylmar, California 91342 (the “Building”) for a period of thirteen (13) years, commencing on September 3, 1996 and ending on August 31, 2009 (the “Term”); and

WHEREAS, Landlord and Tenant mutually desire to increase the size of the Building and the Leased Premises within the Building, to extend the Term of the Lease, and to modify the rent set forth in the Lease.

NOW, THEREFORE, in consideration of the recitals set forth above and the terms and conditions set forth below, Landlord and Tenant mutually agree as follows:

1. Expansion Space. The Leased Premises shall be expanded to include an additional 5,785 rentable square feet measured pursuant to the Lease to be verified upon construction completion (the “Expansion Space”), which Expansion Space is identified on the space plan attached hereto in. Exhibit A (together with the Architectural and Construction Requirements and Specifications also attached in Exhibit A, the “Plans and Specifications”). After the addition of the Expansion Space, the entire Leased Premises shall consist of 35,785 rentable square feet.

2. Parking Variance. Landlord shall obtain a parking variance (“Parking Variance”) from the City of Los Angeles in order to Substantially Complete the Expansion Space. “Substantially Complete” shall have the same meaning as set forth in Subsection 1.04(b) of the Lease. Landlord shall submit the application for the Parking Variance to the City of Los Angeles within sixty (60) days after the date of this Second Amendment. In the event that Landlord shall not have obtained the final Parking Variance approved by the City of Los Angeles in writing by July 31, 2008, then Tenant shall have the right to terminate this Second Amendment and Tenant’s lease of the Expansion Space without penalty to Landlord by mailing written notice to Landlord no later than August 10, 2008, and neither party shall have any further rights and obligations under this Second Amendment All fees associated with the application for the Parking Variance, as well as the cost of any professional studies or reports required by the City, shall be divided equally between Landlord and Tenant; provided, however, that Tenant’s portion shall not exceed Ten Thousand Dollars ($10,000), without prior written approval by Tenant.

3. Expansion Space Improvements. Subject to Landlord’s obtaining approval of the Parking Variance and all applicable permits, Landlord, at its expense, shall expand the building and make all exterior and interior improvements to the Expansion Space in compliance with the Plans and Specifications (the “Improvements”). The Improvements, as built and modified according to the Plans and Specifications, shall comply with all applicable laws, ordinances, rules, codes, and regulations of governmental authorities as of the date of Tenant’s occupancy of the Expansion Premises, Landlord shall provide Tenant with a complete set of architectural drawings no later than three (3) months after approval of the Parking Variance. Tenant must, within seven (7) days of Tenant’s receipt of the architectural drawings approve said architectural drawings in writing. Landlord shall submit the architectural drawings to the City of Los Angeles for all necessary approvals and building permits within fifteen (15) days after Tenant approves the drawings in writing. Landlord shall use commercially reasonable efforts to obtain a building permit from the City of Los Angeles no later than six (6) months after the date said drawings were submitted to the City. Notwithstanding anything to the contrary in this Agreement, in the event that Landlord shall not have obtained the building permit by August 31, 2009, then either Tenant or Landlord may terminate this Second Amendment and Tenant’s lease of the Expansion Space without liability by mailing written notice and neither party shall have any further rights and obligations under this Second Amendment, except that the Lease shall automatically extend through August 31, 2010 at a rental rate of $19.35 per square foot. Landlord and Tenant shall enter into a Third Amendment to Lease that sets forth such terms within thirty (30) days after the date of the written notice of termination.

All construction shall be done in a good workmanlike manner using materials in accordance with the Plans and Specifications and shall not vary in any substantial manner without Tenant’s prior written consent. Any changes necessitated by the local municipality due to the municipality’s interpretation of the local building code will be made by Landlord at Landlord’s exclusive cost and will not be charged to Tenant in any manner whatsoever. Tenant represents and warrants to Landlord that Tenant is not required to obtain any approvals from governmental educational agencies as a condition precedent for obtaining certificate of occupancy for the Expansion Space.

If the Improvements are not completed and if the temporary certificate of occupancy (described in Subsection 1.04(a)(i) of the Lease) has not been obtained on or before eight (8) months after the date the City of Los Angeles issues the building permit, subject to force majeure and tenant delay as referenced in Section 1.05 of the Lease (“First TCO Deadline”), Tenant shall receive one (1) day of free Base Rent with regard to the Expansion Space only for each day elapsed after the First TCO Deadline until the date a temporary certificate of occupancy has been received. Tenant agrees to cooperate and execute such documents as are reasonably necessary in order for Landlord to obtain any and all permits and approvals (including the Parking Variance) from applicable governmental agencies required of Landlord in order to substantially complete the Expansion Space.

Landlord shall have until sixteen (16) months after the date the Parking Variance is issued by the City of Los Angeles (“Second TCO Deadline”) to complete all Improvements and obtain the temporary certificate of occupancy for the Improvements. In the event that the Improvements are not completed and the temporary certificate of occupancy is not obtained by the Second TCO Deadline, then Tenant shall receive one (1) day of free Base Rent for the Expansion Space only for each day elapsing after the Second TCO Deadline until the date that a temporary certificate of occupancy has been received. Tenant shall be entitled to free Base Rent for the Expansion Space only under this paragraph or under the immediately preceding paragraph, whichever date occurs first, but shall in no event be entitled to free Base Rent under both paragraphs

4. Inspection and Punchlist. Before the Expansion Space Commencement Date (as defined below), the parties shall inspect the Expansion Space, have all systems demonstrated, and prepare a punchlist. The punchlist shall list: 1) incomplete, minor, and insubstantial details of construction; 2) necessary mechanical adjustments; and 3) needed finishing touches. Landlord shall complete the punchlist items within thirty (30) days after the Expansion Space Commencement Date or if completion reasonably takes longer than thirty (30) days, to commence the work within, such period of time and diligently pursue it to completion. Following the Expansion Space Commencement Date, and within the warranty period set forth below, Landlord shall promptly correct, at no cost to Tenant, any latent defects in the Improvements, and/or construction thereof as they become known, if Tenant notifies Landlord of a defect within sixty (60) days after Tenant first learns of such defect in writing, and provided such defect becomes known within three (3) years after the Expansion Space Commencement Date.

5. Cost of Improvements. The Improvements shall be provided by Landlord at its sole cost and expense. If Tenant desires any change in the Plans and Specifications relative to the Improvements which is reasonable and practical, such change may only be requested by the delivery to Landlord by Tenant of a proposed written “Change Order” specifically setting forth in detail the requested change and the reasons for such requested change. Landlord shall have five (5) business days from the receipt of the proposed Change Order to provide the following items: (a) a reasonable summary of any estimated increase in the cost caused by such change (“Change Order Cost”) and (b) a statement of the estimated number of days of any delay caused by such proposed change (the “Change Order Delay”). Tenant shall then have five (5) business days to approve the Change Order Cost and the Change Order Delay. If Tenant approves these items, Tenant shall pay to Landlord the Change Order Cost, if any, within thirty (30) days after Expansion Space Commencement Date, which shall be accompanied by evidence of Landlord’s payment of such Change Order Cost. Landlord shall, promptly upon Tenant’s approval of the Change Order Cost and Change Order Delay, execute the Change Order and cause the appropriate changes to the Plans and Specifications to be made. If Tenant fails to respond to Landlord within, said five (5) business day period, the Change Order Cost and the Change Order Delay shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any work set forth in the proposed Change Order. The Change Order Cost shall include all reasonable actual out-of-pocket costs associated with the Change Order, including, without limitation, architectural fees, engineering fees and construction costs, as reasonably determined by the architect and the contractor, respectively. The Change Order Delay shall include all actual unavoidable delays caused by the Change Order, including, without limitation, all design and construction delays, as reasonably determined by the architect and the contractor, respectively.

6. Term. The term of the Lease shall be extended for a period of seven (7) years, beginning September 1, 2009 and ending August 31, 2016 (the “Termination Date”).

7. Rent. As of the date that the Expansion Space meets all the criteria set forth in paragraphs (i), (ii), and (iii) of Subsection 1.04(a) of the Lease (the “Expansion Space Commencement Date”), the annual Base Rent for the entire Leased Premises (as expanded) shall increase to $16.24 per rentable square foot for the remainder of the current term (ending August 31, 2009), payable in monthly installments, in the same manner as set forth in Section 2 of the Lease. Beginning on September 1, 2009, the annual Base Rent shall increase to $21.28 per rentable square foot and shall remain flat until the Termination Date, payable in monthly installments, in the same manner as set forth in Section 2 of the Lease.

8. Refurbishment Allowance. Beginning September 1, 2008, Tenant shall receive a refurbishment allowance of Four Hundred Fifty Thousand Dollars ($450,000) (calculated based upon $15 per rentable square foot of the original 30,000 square foot Leased Premises), which shall be used by Tenant for maintenance and upgrades to the interior of the Leased Premises, including, but not limited to, new carpet, paint, interior finishes, lighting, electrical work, voice/data cabling, security cabling, plumbing work and the movement of walls. Prior to commencement of any work, Tenant shall provide to Landlord written plans and a scope of work, and the work shall be done in conformity with Section 4,01(a), (b) and (c) of the Lease. Tenant shall perform the work within twelve (12) months of Tenant’s commencement of construction for the refurbishment, and Landlord shall reimburse Tenant for the cost of the work within thirty (30) days after Tenant provides Landlord with copies of paid invoices from Tenant’s contractors, architects or engineers in an amount not to exceed the above-stated allowance. Tenant agrees to submit to Landlord copies of such paid invoices not more frequently than quarterly per annum. The allowance shall not be used for trade fixtures, furniture, equipment and other personal property, including any costs associated with telephones, cabling and/or computers.

9. Option to Renew. Tenant shall have an option to renew the Lease for an additional five (5) years (“Renewal Term”) beginning immediately after the Termination Date, upon at least nine (9) months prior written notice to Landlord, upon the same terms and conditions of the Lease, as amended, except that the annual Base Rent shall be $24.51 per rentable square foot for each year of the entire Renewal Term, payable in monthly installments, in the same manner as set forth in Section 2 of the Lease. Upon the commencement of the Renewal Term, Landlord shall provide Tenant a Refurbishment Allowance in the amount of $7.50 per rentable square foot of the Leased Premises (Two Hundred Sixty-Eight Thousand Three Hundred Eighty-Seven and 50/100 Dollars ($268,387.50), which shall be payable and subject to the terms and obligations in the same manner as set forth above in Paragraph 7.

10. Parking. Beginning on the Expansion Space Commencement Date and throughout the Ten-n of the Lease (including this extension and any renewals), Tenant shall have the use of at least the minimum amount of parking spaces as required by applicable law and as otherwise allowed pursuant to the Parking Variance, including four (4) exclusive “visitors” spaces for Tenant next to the visitor’s entrance, but not less than 307 spaces. Except as modified by this Paragraph 9 Section 1.06 of the Lease shall remain in full force and effect.

11. Brokers. Tenant and Landlord warrant that they have worked with no brokers with regard to this Second Amendment except for Fischer Corporate Real Estate Services (“Fischer”), and no commission shall be due to any other third party. The party who breaches this warranty shall defend, hold harmless and indemnify the nonbreaching party from all costs, expenses, and/or liability arising from the breach. Landlord, at Landlord’s expense, shall be solely responsible for the commission payment to Fischer.

12. Lienholder Consent. Landlord represents and warrants that to the extent Landlord is obligated to obtain consent to this Second Amendment from any lienholder holding a security interest in the Premises, Landlord has obtained said consent and will forward a copy of said consent to Tenant within thirty (30) days following Landlord’s execution of this Second Amendment, if applicable.

13. Execution Deadline. This Second Amendment will not be binding, unless signed by both parties and an originally signed counterpart is delivered to Tenant by August 24, 2007.

14. Successors and Assigns. If the condition set forth in Paragraph 13 above is met, then this Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

15. Reaffirmation. Except as amended in this Second Amendment, all terms and conditions of the Lease are unmodified, are hereby reaffirmed, and shall remain in full force and effect. If not defined herein, all capitalized terms shall have the same meaning as set forth in the Lease.

16. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which counterparts shall for all purposes be deemed to be an original, but all such counterparts together will constitute only one instrument.

17. Conflicts. In case of any conflict between any term or provision of this Second Amendment and the Lease, the term or provision of this Second Amendment shall govern.

18. No Representations. Notwithstanding anything to the contrary contained in the Lease or herein, but without limiting any representations or warranties in the Lease, Landlord’s approval and/or participation in the preparation of the Plans and Specifications or the selection of the architect, engineers, consultants or contractor, shall not constitute any representation or warranty, express or implied, that the Improvements, if built in accordance with the Plans and Specifications will be suitable for Tenant’s intended purpose (except for compliance with local building codes), and Landlord specifically disclaims any such effect. Tenant acknowledges and agrees that the Improvements are intended for use by Tenant and the specifications and design requirements for such Improvements are not within the special knowledge or experience of Landlord.

IN WITNESS WHEREOF, this Second Amendment has been executed by Landlord and Tenant on the date first written above.

Landlord
PANATTONI/PHELAN-SYLMAR JOINT VENTURE a California general partnership
By:	/s/ Coil D. Panattoni
Coil D. Panattoni General Partner
By:	/s/ Jeffrey F. Phelan
Jeffrey F. Phelan General Partner
Tenant
ITT EDUCATIONAL SERVICES, INC, A Delaware corporation
By:	/s/ Kevin M. Modany
Print Name: Kevin M. Modany Title: CEO and President

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